Exhibit 99.1

Gilla Inc. Corporate Office: 112 North Curry Street Carson City, NV. 89701
       July 19, 2011

       Re: Gilla Update

       Dear Shareholders,

While the world economy continues to be on the mend, although commodities prices continue to reach record levels, it is still very difficult to find external sources of financing for over the counter trading micro cap companies in any sector. It is my duty to keep Gilla shareholders informed on what has happened over the last 12 months and map out some of the choices the company must make.

Cameroon:
As reported in my letter dated August 24, 2010, the issue has been resolved successfully and Gilla no longer has activities in that country.

Angola:
Gilla has not been able to enter into meaningful discussions with the representatives of the heirs of the Cabinda property. As a result, management has decided not to expand any further resources to this project.

Democratic Republic of Congo (“DRC”)
You may recall that, in 2010, your Company was quite successful in the DRC through the use of direct and appropriate channels in that country.  The DRC is one of the wealthiest resource areas in the world.  Gilla, as required by the DRC, incorporated a 99% owned subsidiary, GISOR SPRL, in order to get mining exploration licenses (100% owned) in acknowledged gold areas.  Management of your Company, was looking for properties close to existing entities which have gold resources, such as Banro Corp.  Banro has so far delineated over 11 M oz of gold.  Gilla’s aim of getting licenses to the proximity of BANRO’s licenses was met beyond all our expectations when we were successfully granted three (3) licenses, covering a total area of 467 square kilometers, all contiguous to BANRO.  We were also granted two (2) licenses, covering a total area of 680 square kilometers, in the Kilo-Moto area, an area that holds a well known Project named Kibali held by RandGold and AngloGold Ashanti in the Oriental Province.  This Kibali project alone has resources of over 22M Oz of gold.

Our Company was able to achieve these important and promising milestones, despite tremendous financial constraints, through:
-	Focus
-	Resilience
-
The efforts of a very reduced and dedicated team: your COO, Daniel Barrette, and our representative in the DRC, Evariste Nyembwe Mutombo. Both individuals have struggled and worked day after day with minimum means in order to bring valuable assets to your Company. Hopefully, their efforts will be rewarded.

Letter to Gilla Shareholders	July 19, 2011

The choice for the future is ours:

Unfortunately the constraints have not improved and the entire private funding subject to conditions disclosed in your Company SEC filings, provided in the last 12 months, over $100,000, has been dedicated to:
-	maintaining the company in good standing through the payment of audit/accounting fees amounting to $60,000;
-	maintaining the DRC permits in good standing through the payments of fees/taxes due to the Ministry of Natural Resources, about $20,000;
-	paying fees of $24,000 to Daniel Barrette, COO

The Company has not paid any administrative fees amounting to over $40,000 over the last 12 months and has not had the required financial resources to fund the publication of a technical compliant report (NI-43101) which would have facilitated an application for listing on a more senior exchange.

Management has agreed to provide its best efforts in order to raise the funds which are necessary for Gilla to move forward, since,  if the Company does not raise at least $150,000 in the next few weeks, it is very likely the DRC permits will be cancelled by the Ministry which must receive $30,000 before September 2011. The balance of the funds would be used to obtain a compliant technical report ($60,000), pay for auditors ($50,000) and allow your Company to maintain its OTC:BB trading status as well as apply for a more senior listing.

As of the date of this letter, Gilla has confirmed that it has received a $50,000 commitment, subject to the Company raising $100,000 by August 15, 2011.

Thank you for your continuing support.

Best regards

Georges Benarroch
President and Chief Executive Officer